Exhibit 99.2

AUTODESK, INC. (ADSK)
THIRD QUARTER FISCAL 2012 EARNINGS ANNOUNCEMENT
November 15, 2011
PREPARED REMARKS

Autodesk is posting a copy of these prepared remarks and its press release to its investor website.  These prepared remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, November 15, 2011 at 2:00 pm PT (5:00 pm ET) and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.

To access the live broadcast of the question and answer session, please visit the Investor Relations section of Autodesk’s website at www.autodesk.com/investor.  A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Third Quarter Fiscal 2012 Overview

Strong year-over-year revenue growth was driven by double-digit growth across all major geographies, led by Asia Pacific (APAC).  All business segments performed well driven by growth in revenue from our suites products.  The strong revenue growth combined with continued cost controls led to solid growth in year-over-year profitability and cash flow from operations in the third quarter.

●	Revenue was $549 million, an increase of 15 percent, compared to the third quarter last year and flat compared to the second quarter of fiscal 2012.
●	GAAP operating margin was 16 percent, compared to 15 percent in the third quarter last year and 17 percent in the second quarter of fiscal 2012.
●	Non-GAAP operating margin was 25 percent, compared to 21 percent in the third quarter last year and 25 percent in the second quarter of fiscal 2012.
●
On a GAAP basis, diluted earnings per share were $0.32, compared to diluted earnings per share of $0.23 in the third quarter last year and diluted earnings per share of $0.30 in the second quarter of fiscal 2012.

●
On a non-GAAP basis, diluted earnings per share were $0.44, compared to non-GAAP diluted earnings per share of $0.32 in the third quarter last year and non-GAAP diluted earnings per share of $0.44 in the second quarter of fiscal 2012.

●	Cash flow from operating activities was $138 million, compared to $114 million in the third quarter last year, and $132 million in the second quarter of fiscal 2012.

Revenue Analysis

(in millions)	3Q 2011	4Q 2011	1Q 2012	2Q 2012	3Q 2012
Total net revenue	$477	$528	$528	$546	$549
License and other revenue	$282	$330	$323	$333	$331
Maintenance revenue	$195	$198	$205	$213	$217

Total net revenue for the third quarter was $549 million, an increase of 15 percent compared to the third quarter last year as reported and 12 percent on a constant currency basis.  Total net revenue for the third quarter was flat sequentially as reported and declined 1 percent on a constant currency basis.

License and other revenue was $331 million, an increase of 18 percent compared to the third quarter last year, and was flat sequentially.

Revenue from commercial new licenses increased 11 percent compared to the third quarter last year, and decreased 5 percent sequentially.

Maintenance revenue was a record high $217 million, an increase of 12 percent compared to the third quarter last year, and 2 percent sequentially.

Net maintenance billings increased 18 percent compared to the third quarter last year and decreased 14 percent sequentially.  The sequential decrease relates to strong maintenance billings in the second quarter, which benefited from an increase in multi-year maintenance contracts.  The sequential decrease also relates to typical seasonality.

Revenue by Geography

Revenue by Geography (in millions)	3Q 2011	4Q 2011	1Q 2012	2Q 2012	3Q 2012
EMEA	$183	$212	$215	$212	$202
Americas	$179	$193	$181	$191	$200
Asia Pacific	$115	$123	$132	$143	$146

Emerging Economies	$76	$85	$77	$88	$87
Emerging as a percentage of Total Revenue	16%	16%	15%	16%	16%

Revenue in EMEA was $202 million, an increase of 10 percent compared to the third quarter last year as reported and 8 percent on a constant currency basis.  EMEA revenue decreased 5 percent sequentially as reported and 7 percent on a constant currency basis.  Our EMEA region experienced particular strength in northern Europe, partially offset by weakness in southern Europe.  From a divisional perspective, our Architecture, Engineering and Construction (AEC) business segment had a strong quarter in EMEA.

Revenue in the Americas was $200 million, an increase of 12 percent compared to the third quarter last year and 5 percent sequentially.  Our Americas team posted another quarter of double-digit revenue growth with strength in our manufacturing business segment and continued success in penetrating major accounts.

Revenue in APAC was $146 million, an increase of 28 percent compared to the third quarter last year as reported and 19 percent on a constant currency basis.  Revenue in APAC increased 2 percent sequentially as reported and was flat on a constant currency basis.  We experienced strength across most countries and across our business segments in APAC.  Growth in APAC was bolstered by a large transaction of approximately $11 million, which was recorded in our PSEB business segment.

Revenue from emerging economies was $87 million, an increase of 15 percent compared to the third quarter last year as reported and 11 percent on a constant currency basis.  Revenue from emerging economies decreased 1 percent sequentially as reported and 2 percent on a constant currency basis.

Revenue by Product Type

Revenue by Product Type1	3Q 2011	4Q 2011	1Q 2012	2Q 2012	3Q 2012
Flagship	$288	$309	$325	$308	$311
Suites	$111	$129	$124	$158	$151
New and Adjacent	$78	$90	$79	$80	$87

1  Revenue by Product Type for periods prior to 1Q 2012 have been presented to conform with the current presentation.

Revenue from Flagship products was $311 million, or 57 percent of total revenue.  Revenue from Flagship products increased 8 percent compared to the third quarter last year, and 1 percent sequentially.

Revenue from Suites was $151 million, or 27 percent of total revenue.  Revenue from Suites increased 36 percent compared to the third quarter last year, and decreased 4 percent sequentially.  The sequential decline is against a strong second quarter, which benefited from promotional activity in conjunction with the initial Design Suites launch.  Suites revenue includes previously existing suites, such as our Inventor and Revit family suites, as well as recently launched design and creation suites.

Revenue from New and Adjacent products was $87 million, or 16 percent of total revenue.  Revenue from New and Adjacent products increased 11 percent compared to the third quarter last year, and 8 percent sequentially.

As our new and existing customers migrate from our stand-alone products to Suites, we anticipate that our revenue from Suites will increase as a percentage of total revenue and that our revenue from our Flagship and New and Adjacent products will similarly decline as a percentage of total revenue.

Revenue by Business Segment

Revenue by Segment (in millions)	3Q 2011	4Q 2011	1Q 2012	2Q 2012	3Q 2012
Platform Solutons and Emerging Business	$174	$181	$211	$199	$210
Architecture, Engineering and Construction	$136	$162	$141	$158	$152
Manufacturing	$117	$133	$123	$136	$134
Media and Entertainment	$50	$52	$53	$54	$53

Revenue from our PSEB segment was $210 million, an increase of 21 percent compared to the third quarter last year and 6 percent sequentially. Combined revenue from AutoCAD and AutoCAD LT was $171 million, an increase of 8 percent compared to the third quarter last year, and was flat sequentially.  Revenue from PSEB suites grew 145 percent compared to the third quarter last year and 14 percent sequentially off a small base driven by an increase in revenue from educational suites and the recently introduced Autodesk Design Suites.

Revenue from our Architecture, Engineering and Construction (AEC) business segment was $152 million, an increase of 12 percent compared to the third quarter last year, and a decrease of 4 percent sequentially.  Revenue from our AEC suites increased 40 percent compared to the third quarter last year and decreased 8 percent sequentially.  Our AEC business had another quarter of double-digit growth, led by growth in APAC.  Also contributing to our AEC growth was a record quarter in our government vertical. We see numerous opportunities for growth in the government space due to our strong value proposition.  We’re making progress in penetrating large federal government agencies, state DOTs, and this quarter we saw particular strength in penetrating utility companies.

Revenue from our Manufacturing business segment was $134 million, an increase of 14 percent compared to the third quarter last year, and a decrease of 2 percent sequentially.  Revenue from our Manufacturing suites increased 15 percent compared to the third quarter last year, and decreased 7 percent sequentially. Our manufacturing business registered another solid quarter of growth driven by continued adoption of our core design products and suites, as well as strong growth in our simulation offerings and Vault, our product data management solution.

Revenue from our Media and Entertainment (M&E) business segment was $53 million, an increase of 6 percent compared to the third quarter last year, and a decrease of 2 percent sequentially.  Revenue from our animation products including Maya, 3dsMax, and our Entertainment Creation Suites increased 15 percent compared to the third quarter last year and 3 percent sequentially.  Our M&E business experienced particular strength in APAC and our games middleware solutions are seeing broad adoption in the market place.  Revenue from Creative Finishing decreased 13 percent compared to the third quarter last year and 14 percent sequentially.

Margins and EPS Review

Gross Margin	3Q 2011	4Q 2011	1Q 2012	2Q 2012	3Q 2012
Gross Margin - GAAP	90%	91%	90%	89%	89%
Gross Margin - Non-GAAP	92%	93%	91%	91%	91%

Operating Expenses (in millions)	3Q 2011	4Q 2011	1Q 2012	2Q 2012	3Q 2012
Operating Expenses - GAAP	$359	$408	$395	$394	$399
Operating Expenses - Non-GAAP	$337	$382	$364	$360	$366

Operating Margin	3Q 2011	4Q 2011	1Q 2012	2Q 2012	3Q 2012
Operating Margin - GAAP	15%	14%	15%	17%	16%
Operating Margin - Non-GAAP	21%	20%	23%	25%	25%

Earnings Per Share	3Q 2011	4Q 2011	1Q 2012	2Q 2012	3Q 2012
Diluted Net Income Per Share - GAAP	$0.23	$0.26	$0.29	$0.30	$0.32
Diluted Net Income Per Share - Non-GAAP	$0.32	$0.35	$0.40	$0.44	$0.44

GAAP gross margin in the third quarter was 89 percent.  Non-GAAP gross margin in the third quarter was 91 percent.  The year-over-year decrease of both GAAP and non-GAAP gross margin is primarily related to an increase in our consulting business costs.

GAAP operating expenses increased 11 percent year-over-year and 1 percent sequentially.  Non-GAAP operating expenses increased 9 percent year-over-year and 2 percent sequentially. The year-over-year increase in operating expenses is primarily related to higher employee related costs and higher professional fees.

GAAP operating margin was 16 percent and increased 190 basis points compared to the third quarter last year.  GAAP operating margin decreased 100 basis points sequentially.

Non-GAAP operating margin was 25 percent and increased 360 basis points compared to the third quarter last year.  The year-over-year increase in both GAAP and non-GAAP operating margin was driven primarily by increased revenue.  Non-GAAP operating margin decreased 80 basis points sequentially.  The sequential decrease in both GAAP and non-GAAP operating margin was driven primarily by higher employee related costs.

The third quarter effective tax rate was 20 percent for our GAAP results and 25 percent for our non-GAAP results.

Earnings per diluted share for the third quarter were $0.32 GAAP and $0.44 non-GAAP.

The share count used to compute basic net income per share was 227.1 million.  The share count used to compute diluted net income per share was 230.7 million.

A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Foreign Currency Impact

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign Currencies Compared to Comparable Prior Year Period (in millions)	3Q 2011	4Q 2011	1Q 2012	2Q 2012	3Q 2012
FX Impact on Total Net Revenue	$10	$1	$(3)	$8	$12
FX Impact on Cost of Revenue and Operating Expenses	$(2)	$(1)	$(9)	$(17)	$(12)
FX Impact on Operating Income	$8	$0	$(12)	$(9)	$0

The foreign currency impact represents the U.S. Dollar impact of changes in foreign currency rates on our financial results as well as the impact of gains and losses from our hedging program.

Compared to the third quarter of last year, the impact of foreign currency exchange rates including the impact of our hedging program was $12 million favorable on revenue and $12 million unfavorable on cost of revenue and operating expenses.

Compared to the second quarter of fiscal 2012, the impact of foreign currency exchange rates and hedging was $7 million favorable on revenue and $1 million unfavorable on expenses.

Balance Sheet Items and Cash Review

Financial Statistics (in millions)	3Q 2011	4Q 2011	1Q 2012	2Q 2012	3Q 2012
Cash Flow from Operating Activities	$114	$176	$128	$132	$138
Capital Expenditures, Including Developed Technologies	$7	$10	$23	$30	$36
Depreciation and Amortization	$27	$26	$25	$30	$31
Total Cash and Marketable Securities	$1,337	$1,467	$1,526	$1,553	$1,534
Days Sales Outstanding	46	55	47	49	43
Deferred Revenue	$507	$588	$622	$642	$620

Total cash and investments at the end of the third quarter were approximately $1.5 billion.  The slight sequential decrease was driven by the use of cash for acquisitions, as well as stock repurchases in the third quarter.  In the third quarter we closed 10 small, but strategically important, business and technology acquisitions totaling close to $90 million (net of cash acquired), of which, approximately $27 million was for technology acquisitions that are classified as capital expenditures in our cash flow statement.  Capital expenditures during the third quarter were $36 million, which includes approximately $27 million in technology acquisitions.

During the third quarter, Autodesk used $94 million to repurchase 3.5 million shares of common stock at an average price of $26.93 per share.

Cash flow from operating activities during the third quarter was $138 million, an increase of 20 percent compared to the third quarter last year and 4 percent sequentially.

Days sales outstanding (DSO) was 43 days, a decrease of 3 days compared to the third quarter last year and is primarily the result of customer mix and the resulting impact on payment terms, as well as lower past due balances.  DSO decreased 6 days sequentially primarily because of lower deferred revenue due to seasonally lower subscription billings as well as customer mix and the resulting impact on payment terms.

Deferred revenue was $620 million, an increase of 22 percent compared to the third quarter last year and a decline of 4 percent sequentially.  The year-over-year increase is primarily due to strong year-over-year growth in maintenance billings.  The sequential decrease is primarily related to a sequential decrease in maintenance billings due to strong billings in the second quarter, as well as typical seasonality.

Shippable backlog at the end of the third quarter was $22 million, an increase of $6 million compared to the third quarter last year, and a decrease of $3 million sequentially.

At the end of the third quarter, channel inventory was approximately 1.5 weeks.  In FY13, Autodesk is planning to make certain new licenses available through electronic delivery.  In anticipation of this move, we have initiated a plan to further reduce inventory in the channel.  Channel inventory was reduced by approximately 0.5 weeks, or approximately $10 million, in the third quarter in conjunction with this initiative.  We plan to further reduce inventory in the channel in the fourth quarter by approximately the same amount.

Business Outlook

Our guidance is based on our current expectations and on the information we have available today, including currency exchange rates.

Fourth Quarter Fiscal 2012

4Q FY12 Guidance Metrics	4Q FY12 (ending January 31, 2012)
Revenue (in millions)	$575 to $590
EPS - GAAP	$0.26 to $0.29
EPS - Non-GAAP	$0.42 to $0.45

Non-GAAP earnings per diluted share exclude $0.10 related to stock-based compensation expense, and $0.06 for the amortization of acquisition related intangibles, net of tax.

The majority of the projected euro and yen denominated net revenue for our fourth quarter fiscal 2012 has been hedged, which should help reduce the impact of currency fluctuations on our fourth quarter results.  However, over an extended period of time, currency fluctuations will increasingly impact our results.

Full Year Fiscal 2012

FY12 Guidance Metrics	FY12 (ending January 31, 2012)
Revenue (in millions)	$2,198 to $2,213
EPS - GAAP	$1.17 to $1.20
EPS - Non-GAAP	$1.70 to $1.73

Non-GAAP earnings per diluted share exclude $0.32 related to stock-based compensation expense, and $0.21 for the amortization of acquisition related intangibles, net of tax.

Full Year Fiscal 2013

Autodesk’s fiscal 2013 guidance assumes a continuation of the current economic environment and foreign exchange currency rate environment.

Net revenue for fiscal 2013 is expected to increase by at least 10 percent compared to fiscal 2012.  Autodesk anticipates fiscal 2013 GAAP operating margin to increase by approximately 150 basis points and non-GAAP operating margin to increase by approximately 200 basis points compared to fiscal 2012. A reconciliation between the GAAP and non-GAAP projections for fiscal 2013 is provided in the tables following these prepared remarks.

Over an extended period of time, currency fluctuations will increasingly impact our results. We hedge our net exposures using a four quarter rolling layered hedge program.  As such, a portion of the projected euro and yen denominated net revenue for our fiscal 2013 has been hedged.  The closer to the current time period, the more we are hedged.  See below for more details on our foreign currency hedging program.

Autodesk’s Foreign Currency Hedging Program and Calculation of Constant Currency Growth

Given the recent foreign exchange volatility, we would like to provide a brief summary of how we handle foreign currency exchange hedging as well as a description of how we calculate constant currency growth rates.  A few points on our hedging program include:

●
We do not conduct foreign currency exchange hedging for speculative purposes.  The purpose of our hedging program is to reduce risk from foreign denominated cash flows and to partially reduce variability that would otherwise impact our financial results from currency fluctuations.

●
We utilize cash flow hedges on revenue and certain operating expenses in major currencies.  We hedge our net exposures using a four quarter rolling layered hedge.  The closer to the current time period, the more we are hedged.

●	The major currencies we hedge include the euro, yen, pound sterling, Australian dollar, Canadian dollar, and Swiss franc. The euro is the primary exposure for the company.

When we report period-over-period growth rate percentages on a constant currency basis, we attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative period.  However, when we calculate the foreign currency impact of exchange rates in the current and comparative period on our financial results (See table in above “Foreign Currency Impact” section) we include the U.S. Dollar impact of fluctuations in foreign currency exchange rates as well as the impact of gains and losses recorded as a result of our hedging program.

Autodesk’s Product Type Classification

The following represents Autodesk’s current view for product categorization. Autodesk will periodically make changes to this list.  This is not a complete list.

“Flagship” includes the following products:

●	3ds Max
●	AutoCAD
●	AutoCAD LT
●	AutoCAD vertical products such as AutoCAD Mechanical and AutoCAD Architecture
●	Civil 3D
●	Inventor products (standalone)

●	Maya
●	Plant 3D
●	Revit products (standalone)

“Suites” include the following products classes:

●	Autodesk Design Suites
●	Building Design Suites
●	Educational/academic suites
●	Entertainment Creation Suites
●	Factory Design Suites
●	Infrastructure Design Suites
●	Inventor family suites
●	Plant Design Suites
●	Product Design Suites
●	Revit family suites

“New and Adjacent” includes the following products and services:

●	Algor products
●	Alias Design products
●	Autodesk Consulting
●	Buzzsaw
●	CF Dynamics
●	Constructware
●	Consumer products
●	Creative Finishing products
●	Moldflow products
●	Navisworks
●	Scaleform
●	Vault products
●	All other products

Safe Harbor Statement

These prepared remarks contain forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook” above, statements regarding anticipated revenue performance and trends (including by geography, product, product type, and end user), electronic product delivery and the related reduction of channel inventory, the impact of foreign exchange hedges and other statements regarding our expected strategies, performance and results.  There are a significant number of factors that could cause actual results to differ materially from statements made in these remarks, including: general market, political, economic and business conditions, our performance in particular geographies, including emerging economies, failure to successfully incorporate sales of products suites into our overall sales strategy, failure to successfully expand adoption of our products, failure to maintain cost reductions and productivity increases or otherwise control our expenses, slowing momentum in maintenance billings or revenues, difficulties encountered in integrating new or acquired businesses and technologies, the inability to identify and realize the anticipated benefits of acquisitions, the financial and business condition of our reseller and distribution channels, fluctuation in foreign currency exchange rates, the success of our foreign currency hedging program, failure to achieve sufficient sell-through in our channels for new or existing products, pricing pressure, unexpected fluctuations in our tax rate, the timing and degree of expected investments in growth and efficiency opportunities, changes in the timing of product releases and retirements, failure of key new applications to achieve anticipated levels of customer acceptance, failure to achieve continued success in technology advancements, interruptions or terminations in the business of Autodesk consultants, the expense or impact of legal or regulatory proceedings, and any unanticipated accounting charges.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk’s report on Form 10-K for the year ended January 31, 2011 and Forms 10-Q for the quarters ended April 30 and July 31, 2011, which are on file with the U.S. Securities and Exchange Commission.  Autodesk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

© 2011 Autodesk, Inc. All rights reserved.

# # #

Other Supplemental Financial Information(a)

Fiscal Year 2012	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2012
Financial Statistics ($ in millions, except per share data):
Total Net Revenue	$528	$546	$549		$1,623
License and Other Revenue	$323	$333	$331		$987
Maintenance Revenue	$205	$213	$217		$636

GAAP Gross Margin	90%	89%	89%		89%
Non-GAAP Gross Margin (1)(2)	91%	91%	91%		91%

GAAP Operating Expenses	$395	$394	$399		$1,188
GAAP Operating Margin	15%	17%	16%		16%
GAAP Net Income	$69	$71	$73		$213
GAAP Diluted Net Income Per Share (c)	$0.29	$0.30	$0.32		$0.91

Non-GAAP Operating Expenses (1)(3)	$364	$360	$366		$1,089
Non-GAAP Operating Margin (1)(4)	23%	25%	25%		24%
Non-GAAP Net Income (1)(5)	$94	$104	$102		$299
Non-GAAP Diluted Net Income Per Share (1)(6)(c)	$0.40	$0.44	$0.44		$1.28

Total Cash and Marketable Securities	$1,526	$1,553	$1,534		$1,534
Days Sales Outstanding	47	49	43		43
Capital Expenditures, Including Developed Technologies	$23	$30	$36		$89
Cash Flow from Operating Activities	$128	$132	$138		$398
GAAP Depreciation and Amortization	$25	$30	$31		$85

Deferred Maintenance Revenue Balance	$543	$566	$553		$553

Revenue by Geography (in millions):
Americas	$181	$191	$200		$573
Europe, Middle East and Africa	$215	$212	$202		$629
Asia Pacific	$132	$143	$146		$422

Revenue by Segment (in millions):
Platform Solutions and Emerging Business	$211	$199	$210		$619
Architecture, Engineering and Construction	$141	$158	$152		$452
Manufacturing	$123	$136	$134		$393
Media and Entertainment	$53	$54	$53		$161

Other Revenue Statistics:
% of Total Rev from Flagship Revenue	61%	56%	57%		58%
% of Total Rev Suites Revenue	23%	29%	27%		27%
% of Total Rev New and Adjacent Revenue	15%	15%	16%		15%
% of Total Rev from AutoCAD and AutoCAD LT	37%	31%	31%		33%
% of Total Rev from Emerging Economies	15%	16%	16%		16%
Upgrade and Crossgrade Revenue (in millions)	$53	$41	$37		$131

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign
Currencies Compared to Comparable Prior Year Period (b) (in millions):
FX Impact on Total Net Revenue	$(3)	$8	$12		$17
FX Impact on Cost of Revenue and Total Operating Expenses	$(9)	$(17)	$(12)		$(38)
FX Impact on Operating Income	$(12)	$(9)	$-		$(21)

Gross Margin by Segment (in millions):
Platform Solutions and Emerging Business	$199	$187	$198		$584
Architecture, Engineering and Construction	$128	$143	$138		$409
Manufacturing	$113	$124	$122		$360
Media and Entertainment	$43	$44	$43		$130
Unallocated amounts	$(9)	$(10)	$(12)		$(31)

Common Stock Statistics (in millions):
Common Shares Outstanding	230.5	228.8	226.6		226.6
Fully Diluted Weighted Average Shares Outstanding	237.1	236.6	230.7		233.7
Shares Repurchased	1.7	2.5	3.5		7.7

Installed Base Statistics:
Maintenance Installed Base (e)	3,004,000	2,985,000	3,116,000		3,116,000

(a) Totals may not agree with the sum of the components due to rounding.
(b) Effective in the second quarter of fiscal 2012, Autodesk changed the way it calculates constant currency growth rates and foreign currency impact on Total Net Revenue, and Cost of Revenue and Total Operating Expenses.  Under the new methodology, all hedging gains and losses are removed from the calculation of constant currency growth rates, where previously Autodesk had not excluded hedging gains and losses from the prior period.  Autodesk changed the way it calculates foreign currency impact on Total Net Revenue, and Cost of Revenue and Total Operating Expenses to include the impact of Autodesk's hedging program on both the current and prior period.  Autodesk believes these changes are more useful to the users of Autodesk's financial information as they more fully reflect the underlying business growth rates and the impact of movements in foreign currency on Autodesk's U.S. dollar financial results.  All prior period comparative information has been revised to conform to the new methodology.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2012
Constant currency revenue growth	12%	14%	12%		13%

(c) Earnings per share were computed independently for each of the periods presented; therefore the sum of the earnings per share amounts for the quarters may not equal the total for the year.
(d) Prior period amounts have been changed to conform to current period presentation.
(e) Autodesk will no longer provide Maintenance Installed Base beginning in fiscal 2013.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP net income, non-GAAP net income per share, non-GAAP cost of license and other revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP total spend, non-GAAP income from operations and non-GAAP provision for income taxes.  These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles and related income tax expenses.  See our reconciliation of GAAP financial measures to non-GAAP financial measures herein.  We believe these exclusions are appropriate to enhance an overall  understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results.  These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance.  For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results.  In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.  The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States.  Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2012
(2) GAAP Gross Margin	90%	89%	89%		89%
Stock-based compensation expense	0%	0%	0%		0%
Amortization of developed technology	1%	2%	2%		2%
Non-GAAP Gross Margin	91%	91%	91%		91%

(3) GAAP Operating Expenses	$395	$394	$399		$1,188
Stock-based compensation expense	(25)	(26)	(25)		(76)
Amortization of customer relationships and trade names	(7)	(9)	(8)		(24)
Restructuring charges	-	1	-		1
Non-GAAP Operating Expenses	$364	$360	$366		$1,089

(4) GAAP Operating Margin	15%	17%	16%		16%
Stock-based compensation expense	5%	5%	5%		5%
Amortization of developed technology	2%	2%	2%		2%
Amortization of customer relationships and trade names	1%	2%	2%		1%
Restructuring charges	0%	0%	0		0%
Non-GAAP Operating Margin	23%	25%	25%		24%

(5) GAAP Net Income	$69	$71	$73		$213
Stock-based compensation expense	26	27	26		79
Amortization of developed technology	8	9	11		28
Amortization of customer relationships and trade names	7	9	8		24
Restructuring charges	-	(1)	-		(1)
Discrete GAAP tax provision items	(4)	1	(4)		(7)
Income tax effect of non-GAAP adjustments	(12)	(12)	(11)		(36)
Non-GAAP Net Income	$94	$104	$102		$299

(6) GAAP Diluted Net Income Per Share	$0.29	$0.30	$0.32		$0.91
Stock-based compensation expense	0.11	0.12	0.11		0.34
Amortization of developed technology	0.03	0.04	0.05		0.12
Amortization of customer relationships and trade names	0.03	0.04	0.03		0.10
Restructuring charges	-	(0.01)	-		(0.01)
Discrete GAAP tax provision items	(0.02)	0.01	(0.02)		(0.03)
Income tax effect of non-GAAP adjustments	(0.04)	(0.06)	(0.05)		(0.15)
Non-GAAP Diluted Net Income Per Share	$0.40	$0.44	$0.44		$1.28

Reconciliation for Fiscal 2013:

The following is a reconciliation of anticipated fiscal 2013 GAAP and non-GAAP operating margins:

FISCAL 2013
GAAP operating margin basis point improvement over prior year	150
Stock-based compensation expense	110
Amortization of purchased intangibles	(70)
Restructuring charges	10
Non-GAAP operating margin basis point improvement over prior year	200

Reconciliation for Long Term Operating Margins:

Autodesk is not able to provide targets for our long term (ending with fiscal year 2015) GAAP operating margins at this time because of the difficulty of estimating certain items that are excluded from non-GAAP that affect operating margin, such as charges related to stock-based compensation expense and amortization of acquisition related tangibles.

Fiscal Year 2011	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2011
Financial Statistics ($ in millions, except per share data):
Total Net Revenue	$475	$473	$477	$528	$1,952
License and Other Revenue	$280	$281	$282	$330	$1,172
Maintenance Revenue	$195	$192	$195	$198	$780

GAAP Gross Margin	89%	90%	90%	91%	90%
Non-GAAP Gross Margin (1)(2)	91%	92%	92%	93%	92%

GAAP Operating Expenses	$373	$345	$359	$408	$1,484
GAAP Operating Margin	11%	17%	15%	14%	14%
GAAP Net Income	$37	$60	$54	$62	$212
GAAP Diluted Net Income Per Share (c)	$0.16	$0.25	$0.23	$0.26	$0.90

Non-GAAP Operating Expenses (1)(3)	$336	$317	$337	$382	$1,371
Non-GAAP Operating Margin (1)(4)	20%	25%	21%	20%	21%
Non-GAAP Net Income (1)(5)	$68	$85	$75	$83	$310
Non-GAAP Diluted Net Income Per Share (1)(6)(c)	$0.29	$0.36	$0.32	$0.35	$1.32

Total Cash and Marketable Securities	$1,239	$1,271	$1,337	$1,467	$1,467
Days Sales Outstanding	42	44	46	55	55
Capital Expenditures, Including Developed Technologies	$6	$5	$7	$10	$28
Cash Flow from Operating Activities	$139	$112	$114	$176	$541
GAAP Depreciation and Amortization	$27	$26	$27	$26	$105

Deferred Maintenance Revenue Balance	$492	$473	$450	$509	$509

Revenue by Geography (in millions):
Americas	$161	$168	$179	$193	$701
Europe, Middle East and Africa	$199	$189	$183	$212	$783
Asia Pacific	$115	$116	$115	$123	$468

Revenue by Segment (in millions):
Platform Solutions and Emerging Business	$184	$177	$174	$181	$716
Architecture, Engineering and Construction	$137	$133	$136	$162	$568
Manufacturing	$108	$113	$117	$133	$470
Media and Entertainment	$46	$50	$50	$52	$198

Other Revenue Statistics:
% of Total Rev from Flagship Revenue (d)	62%	61%	60%	58%	60%
% of Total Rev Suites Revenue (d)	22%	23%	23%	25%	23%
% of Total Rev New and Adjacent Revenue (d)	15%	16%	16%	17%	16%
% of Total Rev from AutoCAD and AutoCAD LT	36%	34%	33%	31%	33%
% of Total Rev from Emerging Economies	14%	15%	16%	16%	15%
Upgrade and Crossgrade Revenue (in millions)	$51	$18	$32	$61	$162

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign
Currencies Compared to Comparable Prior Year Period (b) (in millions):
FX Impact on Total Net Revenue	$20	$11	$10	$1	$41
FX Impact on Cost of Revenue and Total Operating Expenses	$(10)	$-	$(2)	$(1)	$(13)
FX Impact on Operating Income	$10	$11	$8	$-	$28

Gross Margin by Segment (in millions):
Platform Solutions and Emerging Business	$173	$168	$164	$173	$679
Architecture, Engineering and Construction	$123	$122	$124	$149	$518
Manufacturing	$100	$105	$110	$125	$439
Media and Entertainment	$36	$38	$39	$41	$154
Unallocated amounts	$(9)	$(9)	$(9)	$(9)	$(35)

Common Stock Statistics (in millions):
Common Shares Outstanding	229.4	227.2	227.1	227.0	227.0
Fully Diluted Weighted Average Shares Outstanding	234.6	233.8	232.4	235.0	234.2
Shares Repurchased	2.0	2.5	2.5	2.0	9.0

Installed Base Statistics:
Maintenance Installed Base (e)	2,383,000	2,631,000	2,813,000	2,936,000	2,936,000

(a) Totals may not agree with the sum of the components due to rounding.
(b) Effective in the second quarter of fiscal 2012, Autodesk changed the way it calculates constant currency growth rates and foreign currency impact on Total Net Revenue, and Cost of Revenue and Total Operating Expenses.  Under the new methodology, all hedging gains and losses are removed from the calculation of constant currency growth rates, where previously Autodesk had not excluded hedging gains and losses from the prior period.  Autodesk changed the way it calculates foreign currency impact on Total Net Revenue, and Cost of Revenue and Total Operating Expenses to include the impact of Autodesk's hedging program on both the current and prior period.  Autodesk believes these changes are more useful to the users of Autodesk's financial information as they more fully reflect the underlying business growth rates and the impact of movements in foreign currency on Autodesk's U.S. dollar financial results.  All prior period comparative information has been revised to conform to the new methodology.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2011
Constant currency revenue growth	7%	11%	12%	15%	11%

(c) Earnings per share were computed independently for each of the periods presented; therefore the sum of the earnings per share amounts for the quarters may not equal the total for the year.
(d) Prior amounts have been conformed to align with the current period presentation.
(e) Autodesk will no longer provide Maintenance Installed Base beginning in fiscal 2013.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP net income, non-GAAP net income per share, non-GAAP cost of license and other revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP total spend, non-GAAP income from operations and non-GAAP provision for income taxes.  These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles and related income tax expenses.  See our reconciliation of GAAP financial measures to non-GAAP financial measures herein.  We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results.  These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance.  For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results.  In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.  The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States.  Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2011
(2) GAAP Gross Margin	89%	90%	90%	91%	90%
Stock-based compensation expense	0%	0%	0%	0%	0%
Amortization of developed technology	2%	2%	2%	2%	2%
Non-GAAP Gross Margin	91%	92%	92%	93%	92%

(3) GAAP Operating Expenses	$373	$345	$359	$408	$1,484
Stock-based compensation expense	(24)	(20)	(16)	(18)	(78)
Amortization of customer relationships and trade names	(6)	(6)	(6)	(6)	(24)
Restructuring charges	(7)	(2)	-	(2)	(11)
Non-GAAP Operating Expenses	$336	$317	$337	$382	$1,371

(4) GAAP Operating Margin	11%	17%	15%	14%	14%
Stock-based compensation expense	5%	5%	3%	3%	4%
Amortization of developed technology	2%	2%	2%	2%	2%
Amortization of customer relationships and trade names	1%	1%	1%	1%	1%
Restructuring charges	1%	0%	0%	0%	0%
Non-GAAP Operating Margin	20%	25%	21%	20%	21%

(5) GAAP Net Income	$37	$60	$54	$62	$212
Stock-based compensation expense	24	21	17	18	80
Amortization of developed technology	8	8	8	8	32
Amortization of customer relationships and trade names	6	6	6	6	24
Restructuring charges	7	2	-	2	11
Discrete GAAP tax provision items (7)	(2)	-	-	(5)	(6)
Income tax effect of non-GAAP adjustments	(12)	(12)	(10)	(8)	(43)
Non-GAAP Net Income	$68	$85	$75	$83	$310

(6) GAAP Diluted Net Income Per Share	$0.16	$0.25	$0.23	$0.26	$0.90
Stock-based compensation expense	0.10	0.09	0.07	0.08	0.34
Amortization of developed technology	0.03	0.03	0.04	0.04	0.14
Amortization of customer relationships and trade names	0.03	0.03	0.02	0.02	0.10
Restructuring charges	0.03	0.01	-	0.01	0.05
Discrete GAAP tax provision items (7)	(0.01)	-	-	(0.02)	(0.03)
Income tax effect of non-GAAP adjustments	(0.05)	(0.05)	(0.04)	(0.04)	(0.18)
Non-GAAP Diluted Net Income Per Share	$0.29	$0.36	$0.32	$0.35	$1.32

(7) Effective in the second quarter of fiscal 2011, Autodesk began excluding certain discrete GAAP tax provision items for purposes of its non-GAAP financial measures. Prior period non-GAAP income tax expense, net income and earnings per share amounts have been revised to conform to the current period presentation.